Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

Zymeworks Inc. (“Zymeworks” or the “Company”)
1385 West 8th Avenue, Suite 540
Vancouver, BC, Canada
V6H 3V9

Item 2:	Date of Material Change

January 26, 2022 and January 31, 2022

Item 3:	News Release

News releases dated January 26, 2022 and January 31, 2022 were disseminated through the facilities of Business Wire, and copies were filed on the Company’s profile at www.sedar.com.

Item 4:	Summary of Material Change

On January 31, 2022, Zymeworks announced the closing of its previously announced underwritten public offering (the “Offering”) of 11,035,000 common shares, including the exercise in full of the underwriters’ option to purchase 1,875,000 additional shares, and, in lieu of common shares to certain investors, pre-funded warrants to purchase up to 3,340,000 common shares. The common shares were offered at a public offering price of US$8.00 per common share and the pre-funded warrants were offered at a public offering price of US$7.9999 per pre-funded warrant, which represents the per share public offering price for each common share less the US$0.0001 per share exercise price for each pre-funded warrant. The gross proceeds to Zymeworks from the Offering, before deducting underwriting discounts and commissions and other offering expenses payable by Zymeworks, were approximately US$115.0 million.

Item 5:	Full Description of Material Change

5.1 Full Description of Material Change

On January 26, 2022, Zymeworks announced that it had commenced the Offering. Zymeworks announced that it intended to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of common shares offered in the Offering (including shares underlying the pre-funded warrants), at the public offering price, less the underwriting discounts and commissions.

On January 26, 2022, Zymeworks announced the pricing of the Offering. The Company announced that the common shares were being offered at a public offering price of US$8.00 per common share and the pre-funded warrants were being offered at a public offering price of US$7.9999 per pre-funded warrant, which represents the per share public offering price for each common share less the US$0.0001 per share exercise price for each pre-funded warrant. In addition, the Company announced that it granted the underwriters a 30-day option to purchase up to an additional 1,875,000 common shares at the public offering price, less the underwriting discounts and commissions.

The Company announced that an automatically effective shelf registration statement relating to the securities offered in the Offering was previously filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2021 (the “Registration Statement”) and that the Offering was being made only by means of a written prospectus and prospectus supplement that form a part of the Registration Statement. The Company also announced that a preliminary prospectus supplement and accompanying prospectus relating to the Offering were filed with the SEC.

On January 31, 2022, Zymeworks announced the closing of its previously announced Offering of 11,035,000 common shares, including the exercise in full of the underwriters’ option to purchase 1,875,000 additional shares, and, in lieu of common shares to certain investors, pre-funded warrants to purchase up to 3,340,000 common shares. The common shares were offered at a public offering price of US$8.00 per common share and the pre-funded warrants were offered at a public offering price of US$7.9999 per pre-funded warrant, which represents the per share public offering price for each common share less the US$0.0001 per share exercise price for each pre-funded warrant. The gross proceeds to Zymeworks from the Offering, before deducting underwriting discounts and commissions and other offering expenses payable by Zymeworks, were approximately $115.0 million.

Jefferies, Evercore ISI, Stifel and Wells Fargo Securities acted as joint book-running managers for the Offering. Raymond James acted as lead co-manager for the offering.

The Company announced that the Offering was made only by means of a written prospectus and prospectus supplement that form a part of the Registration Statement and that a final prospectus supplement and accompanying prospectus relating to the Offering were filed with the SEC.

No securities were offered or sold, directly or indirectly, in Canada or to any resident of Canada.

This material change report shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

5.2 Disclosure of Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

For further information, please contact Neil Klompas, Chief Operating Officer and Chief Financial Officer of the Company at (604) 678-1388.

Item 9:	Date of Report January 31, 2022